Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, July 31, 2009
7:30 A.M. CST
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS
FOR SECOND QUARTER 2009
Company also to restate prior years’ financials for non-cash impairment charges
DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported net earnings per share of $0.10 in the second quarter of 2009, in line with analysts’ estimates, compared to net earnings per share of $0.25 in the second quarter of 2008.
Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “The Company’s second quarter total revenue decline of 23 percent was very similar to the decline experienced in the first quarter as the soft advertising environment continued, especially in the Company’s larger markets. However, we did see an uptick in sales activity in June that has also carried into July.
“Excluding spin-off related charges in the second quarter of 2008 and non-cash pension expense, Belo’s previously announced cost-saving measures led to a reduction in combined station and corporate operating costs of 13 percent in the second quarter of 2009.”
The Company also announced the restatement of its audited fiscal 2007 and 2008 financial statements and unaudited first quarter 2009 balance sheet due to a misapplication of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“FAS 142”) under GAAP. These adjustments are non-cash, do not affect Belo’s liquidity or debt covenants, and do not impact the Company’s future operations. More detailed information on this matter is included below.

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Belo Announces Second Quarter 2009 Results
July 31, 2009
Page Two
Second Quarter in Review
Operating Results
Total revenues decreased 23 percent in the second quarter of 2009 versus the second quarter of 2008. Total spot revenue, including political, was down 28 percent with 27 percent and 29 percent decreases in local and national spot, respectively. Second quarter 2009 revenues were affected by the soft advertising environment, particularly in the automotive category which was down 53 percent compared to the second quarter of 2008. Political revenues in the second quarter of 2009 were $1.8 million lower than the second quarter of 2008.
Advertising revenue associated with Belo’s Web sites decreased 5.1 percent to $7.1 million in the second quarter of 2009, representing almost 5 percent of Belo’s total revenue. Retransmission revenue totaled $11.4 million in the second quarter of 2009 and represents almost 8 percent of the Company’s total revenue. The Company expects to achieve approximately $41 million in full year 2009 retransmission revenue.
Total station expenses decreased 12 percent in the second quarter of 2009 versus the same period last year due primarily to the continued implementation of cost-saving measures.
Station EBITDA in the second quarter of 2009 was down 39 percent versus the prior year. The station EBITDA margin for the second quarter of 2009 was 35 percent compared to 43 percent in the second quarter of 2008.
Corporate
Corporate operating costs were $5.2 million in the second quarter of 2009 compared to $6.6 million in the second quarter of 2008, a decrease of 21 percent due to an insurance reimbursement and cost-saving measures.
Other Items
Belo’s depreciation and amortization expense decreased 3.5 percent to $10 million in the second quarter of 2009, down from $10.3 million in the second quarter of 2008.
Interest expense decreased $6.2 million, or 29 percent, in the second quarter of 2009.
Other income, net, decreased $3.6 million in the second quarter of 2009 due primarily to the write-off of certain analog equipment following the digital television transition in June.

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Belo Announces Second Quarter 2009 Results
July 31, 2009
Page Three
Income tax expense decreased $10.8 million in the second quarter of 2009 due primarily to lower pre-tax earnings.
Total debt at June 30, 2009 was $1.069 billion, a reduction of $23 million from December 31, 2008. The Company’s leverage and interest coverage ratios, as defined in the Company’s credit facility, were 5.3 and 3.0 times, respectively, at June 30, 2009. The Company invested $1.7 million in capital expenditures in the second quarter of 2009, down from $9.8 million in the second quarter of 2008.
Non-GAAP Financial Measures
A reconciliation of station EBITDA to earnings from operations, a reconciliation of cash operating costs and expenses before spin-off related costs and pension expense to total operating costs and expenses, and a reconciliation of net earnings from continuing operations to pro forma net earnings from continuing operations, are set forth in an exhibit to this release.
Restatement of Prior Period Financial Statements
During the Company’s quarterly review of goodwill and other intangible assets under FAS 142, a misapplication of GAAP was detected in how the Company calculates the carrying value of its FCC licenses for purposes of assessing impairments. The Company had been deducting deferred taxes associated with its FCC licenses to arrive at the carrying value for these intangible assets. Under GAAP, the deferred taxes associated with FCC licenses should not have been deducted when calculating the carrying value. As a result, the Company is restating its audited fiscal 2007 and 2008 financial statements and its unaudited first quarter 2009 balance sheet.
The adjustment to 2007 net earnings from continuing operations is a non-cash increase of $12.8 million, or $0.12 per share. The adjustment to 2008 net earnings from continuing operations is a non-cash charge of $126 million, or $1.21 per share. The total of goodwill and intangible assets on the Company’s balance sheets will be increased by $7.8 million at December 31, 2007 and reduced by $197 million at December 31, 2008 and March 31, 2009.

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Belo Announces Second Quarter 2009 Results
July 31, 2009
Page Four
Additional information regarding this matter and the restated fiscal 2007 and 2008 financial statements and first quarter 2009 balance sheet will be provided in an amended Form 10-K for the year ended 2008, an amended Form 10-Q for the period ended March 31, 2009, and a current report on Form 8-K, all scheduled for SEC filing on or before August 10, 2009.
Outlook
“Looking at third quarter,” Shive said, “visibility is limited due to later booking of spot advertising and uncertainty surrounding the timing of automotive spending from GM and Chrysler. However, the combined local and national spot percentage decline in June was better than May, and July will be better than June. Current pacings indicate that the third quarter combined local and national spot percentage decline will improve from second quarter. Excluding spin-off related charges in 2008, full year 2009 combined station and corporate operating costs are expected to be 12 percent lower than 2008, an improvement from previous guidance.”
A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1059. A replay line will be open from 3:00 p.m. CDT on July 31, 2009 until 11:59 p.m. CDT on August 14, 2009. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 106789.

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Belo Announces Second Quarter 2009 Results
July 31, 2009
Page Five
About Belo Corp.
Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the national transition to digital television in June 2009, and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Operating Revenues	$144,770	$188,969	$278,306	$363,796

Operating Costs and Expenses
Station salaries, wages and employee benefits	45,536	57,179	98,209	119,328
Station programming and other operating costs	49,219	50,154	97,584	104,092
Corporate operating costs	5,199	6,618	14,148	15,708
Spin-off related costs	—	410	—	4,659
Depreciation	9,967	10,324	20,759	21,208

Total operating costs and expenses	109,921	124,685	230,700	264,995

Earnings from operations	34,849	64,284	47,606	98,801

Other income and expense
Interest expense	(15,332)	(21,495)	(29,912)	(44,239)
Other income (expense), net	(2,805)	804	13,564	1,073

Total other income and expense	(18,137)	(20,691)	(16,348)	(43,166)

Earnings from continuing operations before income taxes	16,712	43,593	31,258	55,635
Income taxes	6,417	17,214	12,052	40,136

Net earnings from continuing operations	10,295	26,379	19,206	15,499

Discontinued operations, net of tax	—	—	—	(4,499)

Net earnings	$10,295	$26,379	$19,206	$11,000

Net earnings per share — Basic(1)
Earnings per share from continuing operations	$0.10	$0.25	$0.18	$0.15
Loss per share from discontinued operations	—	—	—	(0.04)

Net earnings per share — Basic	$0.10	$0.25	$0.18	$0.11

Net earnings per share — Diluted(1)
Earnings per share from continuing operations	$0.10	$0.25	$0.18	$0.15
Loss per share from discontinued operations	—	—	—	(0.04)

Net earnings per share — Diluted	$0.10	$0.25	$0.18	$0.11

Cash dividends declared per share	$—	$—	$0.075	$0.075

(1)	Effective January 1, 2009, the calculation for net earnings per share (EPS) changed according to Generally Accepted Accounting Principles. This retroactive change is reflected in the EPS amounts shown for 2008.

Belo Corp.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
In thousands	2009	2008
	(unaudited)	(restated)

Assets
Current assets
Cash and temporary cash investments	$4,077	$5,770
Accounts receivable, net	116,540	138,638
Other current assets	20,288	22,276

Total current assets	140,905	166,684

Property, plant and equipment, net	193,842	209,988
Intangible assets, net	1,391,416	1,391,416
Other assets	76,614	81,091

Total assets	$1,802,777	$1,849,179

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$15,584	$19,385
Accrued expenses	37,063	51,399
Other current liabilities	13,406	39,027

Total current liabilities	66,053	109,811

Long-term debt	1,069,436	1,092,765
Deferred income taxes	243,603	234,452
Other liabilities	222,315	225,248
Total shareholders’ equity	201,370	186,903

Total liabilities and shareholders’ equity	$1,802,777	$1,849,179

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2009	2008	2009	2008

Station EBITDA (1)	$50,015	$81,636	$82,513	$140,376
Corporate operating costs	5,199	6,618	14,148	15,708
Spin-off related costs	—	410	—	4,659
Depreciation	9,967	10,324	20,759	21,208

Earnings from operations	$34,849	$64,284	$47,606	$98,801

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, corporate expense and spin-off related operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Total Operating Costs and Expenses Before Spin-Off Related Costs and Pension Expense
In thousands (unaudited)

	Three months ended June 30, 2009			Three months ended June 30, 2008
	Station	Corporate	Combined	Station	Corporate	Combined

Cash operating costs and expenses before spin-off related costs and pension expense	$95,084	$5,858	$100,942	$107,991	$7,880	$115,871
Depreciation	8,827	1,140	9,967	9,015	1,309	10,324
Spin-off related costs	—	—	—	—	410	410
Pension expense (credit)	(329)	(659)	(988)	(658)	(1,262)	(1,920)

Total operating costs and expenses	$103,582	$6,339	$109,921	$116,348	$8,337	$124,685

	Six months ended June 30, 2009			Six months ended June 30, 2008
	Station	Corporate	Combined	Station	Corporate	Combined

Cash operating costs and expenses before spin-off related costs and pension expense	$195,788	$14,141	$209,929	$224,735	$17,729	$242,464
Depreciation	17,870	2,889	20,759	18,613	2,595	21,208
Spin-off related costs	—	—	—	—	4,659	4,659
Pension expense (credit)	4	8	12	(1,315)	(2,021)	(3,336)

Total operating costs and expenses	$213,662	$17,038	$230,700	$242,033	$22,962	$264,995

Belo Corp.
Non-GAAP to GAAP Reconciliations
(continued)
Pro Forma Net Earnings From Continuing Operations
In thousands (unaudited)

	Three months ended June 30, 2009		Three months ended June 30, 2008
	Earnings	EPS	Earnings	EPS

Net earnings from continuing operations	$10,295	$0.10	$26,379	$0.25
Spin-off related operating and financing costs, net of tax	—		351	$0.00

Pro forma net earnings from continuing operations	$10,295	$0.10	$26,730	$0.26

	Six months ended June 30, 2009		Six months ended June 30, 2008
	Earnings	EPS	Earnings	EPS

Net earnings from continuing operations	$19,206	$0.18	$15,499	$0.15
Spin-off related operating and financing costs, net of tax	—		3,502	$0.03
Gain from extinguishment of debt, net of tax	(9,131)	$(0.09)	—
Spin-off related tax charge	—		18,235	$0.17

Pro forma net earnings from continuing operations	$10,075	$0.10	$37,236	$0.36